NEWSOUTH BANCORP, INC.
            MANAGEMENT RECOGNITION PLAN COMMITTEE

                       NOTICE OF AWARD
                       ---------------

     WHEREAS, the Board of Directors of NewSouth Bancorp, Inc.
(the "Company") has previously adopted the NewSouth Bancorp, Inc. Management Recognition Plan (the "Plan"); and

     WHEREAS, the Board of Directors of the Company has previously appointed Directors Gibbs, Howdy, and Holscher as members of the Management Recognition Plan Committee (the "Committee") pursuant to the terms of the Plan, and by resolution dated __________, 19__ the Committee made awards under the Plan.

     PLEASE TAKE NOTICE, that the following individual be granted an award under the Plan ("Plan Share Award"), effective
_______________:

                                   Number of Shares Subject to
          Recipient                      Plan Share Award
          ---------                ---------------------------

       _______________                        _____


     AND BE IT FURTHER RESOLVED, that the Plan Share Award specified herein shall be subject to the restrictions and other provisions of Section 7.01 of the Plan.

Date of Notice:

__________, 199__

                              NEWSOUTH BANCORP, INC.
                              MANAGEMENT RECOGNITION PLAN
                              COMMITTEE

                              By: _________________________
                                  Its Chairman